Exhibit 21

US GOLD CORPORATION

Subsidiaries

Tonkin Springs Gold Mining Company, a Colorado corporation

U.S. Environmental Corporation, a Colorado corporation

US Gold Alberta ULC, an Alberta corporation

US Gold Holdings Corporation, a Delaware corporation

US Gold Canadian Acquisition Corporation, an Alberta corporation

Nevada Pacific Gold Ltd., a British Columbia corporation

Tone Resources Limited, a British Columbia corporation

White Knight Resources Ltd., a British Columbia corporation

Tonkin Springs LLC, a Delaware limited liability company

Tonkin Springs Venture Limited Partnership, a Nevada limited Partnership

Pangea Resources, Inc., an Arizona corporation

Minera Pangea S.A. de C.V., a Mexican corporation